Exhibit 99.1

AdCare Health Systems, Inc. Announces Public Offering of Series A Preferred Stock
ATLANTA, May 28, 2015 /PRNewswire/-- AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) (the “Company”) today announced that it has commenced a public offering of up to 400,000 shares of its 10.875% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”). The Company’s current outstanding Series A Preferred Stock is listed on the NYSE MKT under the symbol “ADK.PRA,” and the Company will file an application to list the shares of the Series A Preferred Stock to be sold in the offering on the NYSE MKT under the same symbol. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include the repayment of debt, working capital or the funding of potential acquisitions.
MLV & Co. LLC and Northland Capital Markets are acting as Joint Book-Running Managers to offer and sell the Series A Preferred Stock on a “best efforts” basis. (Northland Capital Markets is the trade name for certain capital markets and investment banking activities of Northland Securities, Inc., member FINRA/SIPC.) GVC Capital LLC is acting as Co-Manager.
The offering will be made pursuant to the Company’s existing effective shelf registration statement that was previously filed with the Securities and Exchange Commission. The offering of the shares of Series A Preferred Stock will be made only by means of a prospectus and a related prospectus supplement. Copies of the prospectus and the prospectus supplement relating to these securities may be obtained by contacting: MLV & Co. LLC, 1301 Avenue of the Americas, 43rd Floor, New York, New York 10019, Attention: Julie Bagley, Email: jbagley@mlvco.com, Telephone: (212) 542-5882 or Northland Capital Markets, 45 South 7th Street, Suite 2000, Minneapolis, Minnesota 55402, Attention: Adam J. Sandvig, Email: asandvig@northlandcapitalmarkets.com, Telephone: (612) 460-4803.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About AdCare Health Systems, Inc.
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions. The Company currently owns, leases or manages for third parties 40 facilities, primarily in the Southeast. For more information about the Company, visit www.adcarehealth.com.
Important Cautions Regarding Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with regard to the Company’s planned offering of the shares of the Series A Preferred Stock and the intended use of proceeds therefrom. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. Except where required by law, the Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date of this press release.

Company Contacts		Investor Relations
Bill McBride	Allan Rimland	Brett Maas
Chairman and CEO	President and CFO	Managing Partner
AdCare Health Systems, Inc.	AdCare Health Systems, Inc.	Hayden IR
Tel (404) 781-2884	Tel (404) 781-2885	Tel (646) 536-7331
bill.mcbride@adcarehealth.com	allan.rimland@adcarehealth.com	brett@haydenir.com